Exhibit 99.1
Consent of Person to Become Director
Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the prospectus constituting part of this Post-Effective Amendment to the Registration Statement on Form S-4 of Western Liberty Bancorp as a person to become a director of Western Liberty Bancorp.
/s/ Curtis W. Anderson
Name: Curtis W. Anderson
Date: June 24, 2010